Exhibit 10.4

MASSEY ENERGY COMPANY

2006 STOCK AND INCENTIVE COMPENSATION PLAN

(as amended and restated effective August 15, 2006)

Non-Employee Director Annual Restricted Stock Award Agreement

             Shares of Restricted Stock

THIS AGREEMENT dated as of the      day of                     ,         , between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”), and                                  (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended and restated effective August 15, 2006 (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Restricted Stock. Pursuant to the Plan, the Committee that administers the Plan granted to Participant effective the date upon which the Agreement becomes fully executed (the “Date of Grant”), subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of              shares of common stock of the Company, hereinafter described as “Restricted Stock.”

2. Restrictions. Except as provided in this Agreement, the shares of Restricted Stock are nontransferable and are subject to a substantial risk of forfeiture.

3. Stock Power. With respect to shares of Restricted Stock forfeited under Paragraph 6, Participant does hereby irrevocably constitute and appoint the Secretary and each Assistant Secretary of Massey Energy Company (the “Company”) as his attorney-in-fact to transfer the forfeited shares on the books of the Company with full power of substitution in the premises. The Secretary and /or the Assistant Secretary shall use the authority granted in this Paragraph 3 to cancel any shares of Restricted Stock that are forfeited under Paragraph 5.

4. Vesting. Subject to Paragraph 5 below, Participant’s interest in the shares of Restricted Stock granted under this Agreement, held by Participant for at least six months, shall become transferable and nonforfeitable (“Vested”) once Participant has completed five years of service on the Board and any of the following occurs: (a) Participant attains the age for board retirement, as established in the Company’s bylaws then in effect, or obtains Board approval of early retirement in accordance with the Plan, (b) Participant dies or becomes permanently and totally disabled; or (c) upon a Change of Control in accordance with the Plan.

5. Forfeiture. All shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s service on the Board terminates for any reason other than on account of Participant’s death or permanent and total disability, attainment of the age for board retirement, as established in the Company’s bylaws then in effect, or approved early retirement, or as a result of a Change in Control in accordance with the Plan.

6. Voting Rights. During the period of restriction, Participant shall be entitled to exercise voting rights with respect to the shares of Restricted Stock.

7. Dividends and Other Distributions. During the period of restriction, Participant shall be entitled to receive all dividends and other distributions paid in cash or property other than Stock with respect to the shares of Restricted Stock. If any dividends or distributions are paid in Stock, such Stock shall be subject to the same restrictions on transferability and the same rules for vesting, forfeiture and custody as the shares of Restricted Stock with respect to which they were distributed. No fractional shares of Restricted Stock shall accrue under this Paragraph, and if Participant would otherwise be entitled to a fractional share under this Paragraph, such fractional share shall be disregarded and forfeited.

8. Custody of Certificates. Custody of stock certificates evidencing the shares of Restricted Stock shall be retained by the Company. The Company shall deliver to Participant the stock certificates evidencing the shares of Restricted Stock that Vest.

9. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

Massey Energy Company

4 North Fourth Street

Richmond, Virginia 23219

Attn: Corporate Secretary

If to Participant:

10. Fractional Shares. A fractional share shall not Vest hereunder, and when any provision hereof may cause a fractional share to Vest, any Vesting in such fractional share shall be postponed until such fractional share and other fractional shares equal a Vested whole share.

11. No Right to Continued Service. This Agreement does not confer upon Participant any right to continue to serve on the Board of Directors of the Company, nor shall it interfere in any way with the right of the Company to terminate such service at any time.

12. Change in Capital Structure. The terms of this Agreement shall be adjusted as the Committee determines is equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee, necessitates such action.

13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

14. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

15. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

16. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

Date:
[Authorized Officer]

Date:
PARTICIPANT